<u>Teryl Resources Corp.</u>
(a British Columbia corporation)

<u>Teryl, Inc.</u>
(a Delaware corporation)
(100% owned by Teryl Resources Corp.)

<u>Argon Investment Corporation</u>
(a British Columbia company)
(100% owned by Teryl Resources Corp

<u>International Diamond Syndicate Ltd.,</u>
(a British Columbia corporation)
(40% owned by Teryl Resources Corp.)